ARTICLES OF MERGER

                                       of
                             Alvin Consulting, Inc.
                                      into
                            Realty Technologies, Inc.

                                  I. PLAN OF MERGER
                                  ------------------
A. Alvin Consulting, Inc., a Texas corporation, plans to merge into Realty Technologies, Inc., a Washington corporation.

B.       Alvin Consulting, Inc. owns 100% of Realty Technologies, Inc.


C.       The name and address of the surviving corporation shall be:

                           Realty Technologies, Inc.
                           c/o Vandeberg, Johnson &
                           Gandara One Union Square,
                           Suite 2424 600 University
                           Street Seattle, Washington
                           98101-1192

D.      The terms and conditions of the merger are:

         1. Each share of Alvin Consulting, Inc. shall be recognized as a share of Realty Technologies, Inc- common stock With a par value of $0.0001 per share;.

        2. The Articles of lncorporation of Realty Technologies, Inc., as in effect on the date of this merger, shall remain in full force and effect as the Articles of Incorporation of Realty Technologies, Inc., and shall not be changed or amended by this merger.

         3. The director and officers of Realty Technologies, Inc., as of the date of this merger, shall remain the director and officers of Realty Technologies,Inc.,and shall not be changed by this merger.

         4. On the effective date of this merger, the separate existence of Alvin Consulting, Inc. shall cease (except to the extent continued by statute), and all of its property, rights, privileges, and licenses, of whatsoever nature and description, shall die transferred to, vest in, and devolve upon Realty Technologies, Inc., without futher act or deed. Confirmatory deeds, assignments, or other like instruments, when deemed desirable by Realty Technologies, Inc. to evidence such transfer, vesting, or devolution of any property, right, privilege, or franchise, shall at any time, or from time to time, be made and delivered in the name of Alvin Consulting, Inc. by the last acting officers thereof, or by the corresponding officers of Realty Technologies, Inc.

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         5. Realty  Technologies,  Inc. will be responsible  for the payment of all fees and franchise taxes owing by Alvin Consulting, Inc. and Realty Technologies, Inc., and will be obligated to pay such fees and franchise taxes if the same are not timely paid

E. The manner and basis of converting the shares of Alvin Consulting, Inc. into shares of Realty Technologies, Inc.. shall be:
                 The shares of Alvin Consulting, Inc. shall be recognized as the shares of Realty Technologies, Inc.

                                  II. APPROVAL
                                  ------------
A. The board of directors and shareholders of Alvin Consulting, Inc. have duly authorized the Plan of Merger and performance of its terms pursuant to all action required by the laws of the State of Texas and by the constituent documents of Alvin Consulting, Inc. Written consent by more than two-thirds of the outstanding shares of Alvin Consulting, Inc. has been given in accordance with Article 9.10 of the Texas Business Corporation Act and section 23B.07_040 and 23 B.11.030 of the Revised Code of Washington. Written notice of such consent has been given to all the shareholders of Alvin Consulting, Inc. in accordance with Article 9.10 off the Texas Business Corporation Act. At the time of the consent, Alvin Consulting, Inc. had 1,146,400 shares outstanding; 977,000 voted for the plan; 0 voted against the plan.

B. The board of directors and sole shareholder of Realty Technologies, Inc. has duly authorized the Plan of Merger and performance of its terms pursuant to all action required by the laws of the State of Washington and by the constituent documents of Realty Technologies, Inc. Written consent by the sole shareholder of Realty Technologies, Inc. has been given in accordance with Article 9.10 of the Texas Business Corporation Act and section 23B.07.040 and 23 B.11.030 of the Revised Code of Washington.

C. A copy of the Plan of Merger is on file at Realty Technologies, Inc. at the address set forth in paragraph I(C). A copy of the Plan of Merger will be furnished by Realty Technologies, Inc., on written request and without cost, to any shareholder of Alvin Consulting, Inc.


      IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger on June 14, 1999.
      ----------------

          ALVIN CONSULTING, INC.                      REALTY TECHNOLOGIES,INC.


          By: /s/ Mark Geoghegan                      By: /s/ Mark Geoghegan
          ----------------------                      ----------------------
          Mark Geoghegan, President                   Mark Geoghegan, President